EXHIBIT 5

May 27, 2011

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana  71203

Ladies and Gentlemen:

We have acted as counsel to CenturyLink, Inc., a Louisiana corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933 of 30,000,000 shares of Common Stock of the Company, $1.00 par value per share (the “Common Stock”).  The Common Stock is to be issued under the CenturyLink 2011 Equity Incentive Plan (the “Plan”).

In connection with rendering this opinion, we have examined instruments, documents, and records which we deemed relevant and necessary to form the basis of our opinion hereinafter expressed.  In conducting our examination, we have assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  As to questions of fact material to this opinion, we have relied upon, to the extent deemed necessary, (i) the accuracy of certificates and other comparable documents of officers and representatives of the Company, (ii) representations and warranties made by the Company in the records, documents and other instruments we have reviewed, (iii) statements made to us in discussions with the Company’s management and (iv) certificates of public officials.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan after the filing of the Registration Statement are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We do not express any opinion herein concerning any law other than the Louisiana Business Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Our opinion has been furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission, and is expressly limited to the matters set forth above.

/s/ JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.